Exhibit 10.4


                              MM COMPANIES, INC.
                           INVESTOR RIGHTS AGREEMENT

      This Investor Rights Agreement (this "Agreement") is made and entered into as of August 15, 2005, by and among MM Companies, Inc., a Delaware corporation (the "Company"), and George Foreman Ventures LLC, a Delaware limited liability company of which the Company is a member ("GFV"), on the one hand, and George Foreman ("GF") and George Foreman Productions, Inc., a Nevada corporation ("GFPI", and together with GF, "Foreman"), on the other hand.

                                   RECITALS

      WHEREAS, concurrently with, and as a condition to, the execution and delivery of this Agreement, Foreman, on the one hand, and GFV, on the other hand, are entering into an assignment agreement, in substantially the form attached hereto as Exhibit A (such agreement, the "Assignment Agreement"); and

      WHEREAS, concurrently with the execution and delivery of this Agreement, Foreman and GFV are entering into a subscription agreement, in substantially the form attached hereto as Exhibit B (the "Subscription Agreement"), pursuant to which GFV is issuing to Foreman Membership Interests in GFV having the rights set forth in the Operating Agreement, which is being executed and delivered concurrently with the execution and delivery of this Agreement (the Membership Interests issued pursuant to the Subscription Agreement, the "Foreman Interests");

      NOW, THEREFORE, in consideration of the foregoing, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. DEFINITIONS. As used herein, the following terms will have the following meanings:

            Action:  Has the meaning set forth in Section 3(e)(ii).

            Agreement:  Has the meaning set forth in the preamble.

            Annual Report:  Has the meaning set forth in Section 3(f).

            Assignment Agreement:  Has the meaning set forth in the recitals.

            Board:  Has the meaning set forth in Section 5(a).

            Board of Directors:  Has the meaning set forth in Section 5(a).

            Business Day: Any weekday other than a weekday on which banks in New York, New York are authorized or required to be closed.

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            Capitalization:  As of any date, the amount equal to the sum of
(x) the average, over the preceding five (5) trading days, of the result obtained by multiplying (i) the number of shares of Common Stock issued and outstanding as of such trading day by (ii) the higher of the daily closing sale price or bid price on such trading day of the Common Stock (as reported on the principal securities exchange or quotation system on which the Common Stock is then listed or admitted for trading) and (y) the fair market value of all outstanding equity securities of the Company, if any, other than Common Stock, as determined in good faith by the Board of Directors.

            Certificate of Designations: The Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series A Preferred Stock of the Company.

            Common Stock:  Has the meaning set forth in Section 3(b).

            Company:  Has the meaning set forth in the preamble.

            Controlled Entity: An entity (x) of which the Company or GFV is the managing member, sole general partner or sole director, or (y) which provides Foreman with the same management rights provided to Foreman pursuant to Section 3 of the Operating Agreement.

            Current Report:  Has the meaning set forth in Section 3(f).

            Director Designee(s):  Has the meaning set forth in Section 5(a).

            8-K Filing:  Has the meaning set forth in Section 8(m).

            Exchange Act:  Has the meaning set forth in Section 3(f).

            Exchange Date:  Has the meaning set forth in Section 2(b).

            Exchange Price:  $1.196745, subject to adjustment pursuant to
Section 2(f).

            Exchange Rate: As of any date, the number of shares of Common Stock issuable upon the exchange of Membership Interests having an LLC Percentage equal to one percent (1%), determined by dividing (a) the Invested Amount by (b) the Exchange Price then in effect.

            Foreman:  Has the meaning set forth in the preamble.

            Foreman Assets: Collectively, the Indicia Rights and the Marks (as each such term is defined in the Assignment Agreement).

            Foreman Interests:  Has the meaning set forth in the recitals.

            Foreman Observer:  Has the meaning set forth in Section 5(e).

            Foreman Securities. The shares of Common Stock owned by Foreman and the Membership Interests owned by Foreman.


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            Foreman Shares:  At any time, the sum of (i) the number of shares of Common Stock owned by Foreman and (ii) the number of shares of Common
Stock for which the Membership Interests owned by Foreman are exchangeable.

            Fully Diluted Company Shares: The sum of (i) the number of shares of Common Stock outstanding as of the date hereof and (ii) the number of shares of Common Stock into which or for which all presently outstanding securities of the Company convertible into or exercisable or exchangeable for Common Stock may be converted, exercised or exchanged as of the date hereof.

            GF:  Has the meaning set forth in the preamble.

            GFPI:  Has the meaning set forth in the preamble.

            GFV:  Has the meaning set forth in the preamble.

            Holder:  Has the meaning set forth in Section 2(a).

            Invested Amount: $143,589.73 per each one percent (1%) of LLC Percentage, with the aggregate Invested Amount of GF and GFPI initially being $2,153,846.

            LLC Percentage: With respect to each Member (including the Company, in its capacity as managing member), the "Company Percentage" (as such term is defined in the Operating Agreement) of such Member in GFV with respect to the Non-Traditional Businesses.

            Material Adverse Change/Effect:  Has the meaning set forth in
Section 3(e)(i).

            Member: Each Person whose name is set forth on Schedule A to the Operating Agreement as a member of GFV, as such Schedule may be amended from time to time pursuant to the terms of the Operating Agreement.

            Membership Interest:  The ownership interest of any Member in GFV.

            New Securities:  Has the meaning set forth in Section 6(b).

            Non-Traditional Businesses: Has the meaning set forth in the Assignment Agreement.

            Operating Agreement: That certain amended and restated limited liability company agreement of GFV, dated as of the date hereof.

            Opposing Proposal:  Has the meaning set forth in Section 7(a).

            Permitted Indebtedness: Trade debt, inventory or receivables financing, or other commercial indebtedness incurred by the Company, or indebtedness owed to GFV or any entity of which the Company or GFV owns at least eighty percent (80%) of the outstanding equity interests.

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            Permitted Transferee:  (a) With respect to any natural person, such natural person's spouse, any lineal ancestor or descendant of such person or spouse, the spouses of such lineal ancestors or descendants, trusts for the benefit of any of the foregoing, a corporation all of the outstanding capital stock of which is at all times solely owned by, a limited liability company all of the members of which are at all times solely, or a partnership all of the partners of which are at all times solely, such natural person and/or any Permitted Transferee and, in the event of the death of such natural person, such natural person's estate; and (b) with respect to any Person other than a natural person, any Affiliate of such Person; provided that, in the case of each of clauses (a) and (b) above, each such transferee will be a "Permitted Transferee" for purposes of this Agreement only if such transferee shall have executed and delivered to the Company an instrument pursuant to which the transferee will have agreed to be bound by all of the terms of this Agreement applicable to the transferor.

            Person: An individual, trust, estate, partnership, joint venture, association, company, corporation or other entity.

            Pro Rata Portion:  Has the meaning set forth in Section 6(a).

            Quarterly Report:  Has the meaning set forth in Section 3(f).

            SEC:  Has the meaning set forth in Section 3(e)(iii).

            SEC Documents:  Has the meaning set forth in Section 3(f).

            Securities Act:  The Securities Act of 1933, as amended.

            Series A Preferred Stock: The Series A Preferred Stock of the Company, par value $0.01 per share.

            Subscription Agreement: Has the meaning set forth in the recitals.

      2. EXCHANGE.

         (a) Each of GF and GFPI (each, in such capacity, a "Holder") shall have the right, at such Holder's option, to exchange all or any portion of its Membership Interests into shares of Common Stock at any time, or from time to time, on or after the date that is six (6) months after the date hereof, at the Exchange Rate calculated as of the close of business on the Exchange Date (as defined in Section 1(b) below).

         (b) The right of exchange attaching to the Membership Interests may be exercised by the Holder thereof by delivering a duly signed and completed Exchange Notice to the Company, at its principal office. The "Exchange Date" will be the date on which the duly signed and completed Exchange Notice is so delivered. As promptly as practicable on or after the Exchange Date, but in no event later than seven (7) Business Days from the Exchange Date, the Company shall issue and deliver to the Holder at the Holder's request, either a certificate or certificates or electronic shares through "DWAC" for the number of full shares of Common Stock issuable upon such exchange, together with payment in cash, determined as provided below, in lieu of any fraction of a share. Such certificate or certificates shall be delivered by the

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Company to the appropriate Holder by mailing certificates evidencing the additional shares to the Holders at their respective addresses set forth in the register of Holders maintained by GFV. All shares of Common Stock issuable upon exchange of the Membership Interests shall be fully paid and nonassessable.

         (c) The Company shall not issue a fractional share of Common Stock upon exchange of Membership Interests. Instead the Company shall deliver a check for an amount equal to the applicable fraction of a share multiplied by the Exchange Price per share as of the close of business on the Exchange Date, rounded to the nearest cent.

         (d) A Holder delivering a Exchange Notice will not be required to pay any taxes or duties in respect of the issue or delivery of Common Stock on exchange but will be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue or delivery of the shares of Common Stock in a name other than that of the Holder of the Membership Interests, to the extent (if any) otherwise permitted. Certificates representing shares of Common Stock will not be issued or delivered unless all taxes and duties, if any, payable by the Holder have been paid.

         (e) The Company has reserved and shall continue to reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the exchange of all of the Membership Interests for shares of Common Stock assuming that such exchange took place at the Exchange Price then in effect and such shares shall be fully paid and nonassessable and free of preemptive or similar rights. The Company shall take all commercially reasonable steps to comply with all securities laws regulating the offer and delivery of shares of Common Stock upon the exchange of Membership Interests therefor; provided, however, that the Company shall not be required to file a registration statement with respect to such securities, except as provided in the Registration Rights Agreement.

         (f) The Exchange Price shall be subject to adjustment as follows:

             (i) In case the Company shall (A) pay a dividend (or make a distribution) on any class of its capital stock in shares of its Common Stock,
(B) subdivide its outstanding shares of Common Stock into a greater number of shares or (C) combine its outstanding shares of Common Stock into a smaller number of shares, the Exchange Price in effect immediately prior thereto shall be adjusted (as provided below) so that Holders of Membership Interests thereafter surrendered for exchange shall be entitled to receive the number of shares of Common Stock which such Holder would have owned or have been entitled to receive immediately following such action had such Membership Interests been exchanged for shares of Common Stock immediately prior to such time. The Exchange Price as adjusted shall be determined by multiplying the Exchange Price at which the Membership Interests were theretofore exchangeable by a fraction of which the denominator shall be the number of shares of Common Stock outstanding immediately following such action and of which the numerator shall be the number of shares of Common Stock outstanding immediately prior thereto. Such adjustment shall be made whenever any event listed above shall occur and shall become effective retroactively immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision or combination.

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

             (ii) In case the Company shall pay a dividend to all holders of its Common Stock (including any dividend paid in connection with a consolidation or merger in which the Company is the continuing Company) of any shares of capital stock of the Company or its Subsidiaries (other than Common Stock) or evidences of its indebtedness or assets or property (other than cash and excluding dividends or distributions in connection with the liquidation, dissolution or winding up of the Company) or rights or warrants to subscribe for or purchase any of its capital stock or those of its Subsidiaries or capital stock convertible or exchangeable for Common Stock, then in each such case adequate provision shall be made so that each Holder shall have the right to receive the amount and kind of assets, evidences of indebtedness, property or securities such Holder would have received had such Holder exchanged all of such Holder's Membership Interests for shares of Common Stock immediately prior to the record date for such dividend. Such adjustment shall be made whenever any such payment is made, and shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive the payment.

             (iii) No adjustment in the Exchange Price shall be required unless the adjustment would require an increase or decrease of at least one percent (1%) in the Exchange Price then in effect; provided, however, that any adjustments that by reason of this Section 2(f)(iii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 2(f) shall be made to the nearest cent.

             (iv) Whenever the Exchange Price is adjusted, as herein provided, the Company shall promptly send to each Holder of record by first class mail, postage pre-paid, a certificate of an officer of the Company setting forth the Exchange Price after the adjustment and setting forth a brief statement of the facts requiring such adjustment and a computation thereof. The certificate shall be conclusive evidence of the correctness of the adjustment. The Company shall promptly cause a notice of the adjusted Exchange Price to be mailed to each registered Holder.

             (v) In case of any reclassification of the Common Stock, any consolidation of the Company with, or merger of the Company into, any other entity, any merger of another entity into the Company (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company), any sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which share exchange the Common Stock is converted into other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby each Holder shall have the right thereafter, during the period such Membership Interests shall be exchangeable, to exchange its Membership Interests only for the kind and amount of securities, cash and other property receivable upon the reclassification, consolidation, merger, sale, transfer or share exchange of the number of shares of Common Stock of the Company into which such Holder's Membership Interests would have been exchangeable immediately prior to the reclassification, consolidation, merger, sale, transfer or share exchange. The Company or the Person formed by the consolidation or resulting from the merger or which acquires such assets or which acquires the Company's shares, as the case may be, shall make provisions in its certificate or articles of incorporation

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or other constituent document to establish such rights and such rights shall be clearly provided for in the definitive transaction documents relating to such transaction. Such certificate or articles of incorporation or other constituent document shall provide for adjustments, which, for events subsequent to the effective date of the certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 2. The provisions of this Section 2(f)(v) shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

      3. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE COMPANY. The Company hereby represents, warrants and agrees to and with Foreman as follows:

         (a) Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as presently conducted.

         (b) Capitalization. The authorized capital stock of the Company consists of 25,000,000 shares of common stock of the Company, par value $0.01 per share ("Common Stock"), and 5,959,509 shares of preferred stock of the Company, par value $0.01 per share.

             (i) As of August 1, 2005, the outstanding capital stock of the Company consisted of 3,289,006 shares of Common Stock. The shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive rights or rights of first refusal.

             (ii) As of August 1, 2005, the Company had 53,392 shares of Common Stock reserved for issuance upon exercise of outstanding options (including all stock options outstanding on such date, whether or not immediately exercisable, but not including previously issued stock appreciation rights with respect to 370,000 shares of Common Stock subject to settlement in cash or, if so agreed by the parties thereto, in shares of Common Stock). As of August 1, 2005, there were no shares of Common Stock reserved for issuance upon exercise of outstanding warrants.

             (iii) As of August 1, 2005, the Company had 6,446,608 shares of Common Stock available for future grant under the Company's stock option plan.

             (iv) The Company has arranged to grant to Jesse Choper, Richard Huffsmith, Efrem Gerszberg and Jeremy Anderson options to purchase an aggregate of 200,000 shares of Common Stock.

             (v) Except as described above and for the transactions contemplated by this Agreement, the Company is not party to any contract, arrangement or understanding with any Person with respect to any issuance, sale, grant or other disposition of shares of Common Stock, or securities convertible, exercisable or exchangeable for such shares.

         (c) Authorization. The Foreman Shares, when issued pursuant to this Agreement upon the exchange of the Foreman Interests, will be duly and validly authorized, validly issued, fully paid and nonassessable.

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

         (d) Authority; Enforceability. The Company has all corporate right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy. The issuance and sale of the Foreman Shares contemplated hereby will not give rise to any preemptive rights or rights of first refusal on behalf of any person.

         (e) No Conflict; Litigation; Governmental Consents.

             (i) The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby (A) will not result in the violation by the Company (x) of any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority to which the Company is a party or by which the Company is bound or (y) of any provision of the Certificate of Incorporation or the Bylaws, (B) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute (with due notice or lapse of time or both) a default under, any lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which any of its properties or assets is subject, and (C) will not result in the creation or imposition of any lien upon any of the properties or assets of the Company, except for any such matters that would not, either individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), business, liabilities, assets or results of operations of the Company (a "Material Adverse Effect" or a "Material Adverse Change").

             (ii) There is no action, suit, proceeding, claim, arbitration or investigation (each, an "Action") pending to which the Company is a party that is reasonably likely to prevent, enjoin, or materially alter or delay the transactions contemplated by this Agreement.

         (f) SEC Reports. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder. The Company has made available to Foreman prior to the date hereof copies of its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (the "Annual Report"), its quarterly report on Form 10-QSB for the fiscal quarter ended March 31, 2005 (the "Quarterly Report"), and any Current Report on Form 8-K for events occurring since December 31, 2004 (the "Current Reports", and collectively with the Annual Report and the Quarterly Report, the "SEC Documents") filed by the Company with the SEC. Each of the SEC Documents, as of the respective dates thereof (or, if amended or superseded by a further filing prior to the date hereof, then on the date of such further filing), did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

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         (g) Absence of Certain Changes or Events. Since March 31, 2005, there has been no Material Adverse Change with respect to the Company.

         (h) Cash and Cash Equivalents; Dividends. As of July 31, 2005, the Company had $3,748,000 in cash and cash equivalents. Since December 31, 2004, the Company has not declared any cash dividend or made any distribution of cash to its stockholders.

         (i) Name Change; Change of Trading Symbol. The Company shall use commercially reasonable efforts to change, as soon as practicable after the date hereof, (x) the name of the Company to George Foreman Enterprises, Inc. and (y) the Company's trading symbol on the Over-the-Counter Bulletin Board to "GFEI.OB".

      4. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF FOREMAN. Each of GF and GFPI hereby represents, warrants and agrees to and with the Company as follows:

         (a) Authority. Each of them has the capacity, power and authority to enter into this Agreement and the other agreements, instruments and documents contemplated hereby and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of them and constitutes their legal, valid and binding obligation, enforceable against each of them in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

         (b) No Conflict; Litigation.

             (i) The execution and delivery by each of GF and GFPI of this Agreement and the consummation of the transactions contemplated hereby (A) will not result in the violation by either GF or GFPI (x) of any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority to or by which either GF or GFPI is bound or (y) of any provision of the Certificate of Incorporation or the Bylaws of GFPI, (B) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute (with due notice or lapse of time or both) a default under, any license, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which either GF or GFPI is a party or by which it is bound or to which any of his or its properties or assets is subject, and (C) will not result in the creation or imposition of any lien upon any of the properties or assets of GF or GFPI.

             (ii) There is no Action pending to which either GF or GFPI is a party that is reasonably likely to prevent, enjoin, or materially alter or delay the transactions contemplated by this Agreement.

         (c) Accredited Investor Status. Each of GF and GFPI is an "accredited investor" as that term is defined in Rule 501 under the Securities Act.

         (d) Reliance Upon Foreman's Representations. Each of GF and GFPI understands that the issuance of Foreman

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Shares to them upon any exchange of Foreman Interests will not be registered under the Securities Act on the ground that such issuance and sale will be exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that the Company's reliance on such exemption is based on Foreman's representations set forth herein.

         (e) Restricted Securities. Each of GF and GFPI understands that the Foreman Shares have not been registered under the Securities Act and will not sell, offer to sell, assign, pledge, hypothecate or otherwise transfer any of the Foreman Shares except (i) pursuant to an effective registration statement under the Securities Act, (ii) if he or it provides a reasonably acceptable legal opinion to the Company, to the effect that a sale, assignment or transfer of the Foreman Shares may be made without registration under the Securities Act, and the transferee agrees to be bound by the terms and conditions of this Agreement, or (iii) if he or it provides the Company with reasonable assurances (in the form of seller and broker representation letters) that the Foreman Shares can be sold pursuant to Rule 144 promulgated under the Securities Act ("Rule 144").

         (f) Legend. Each of GF and GFPI hereby agrees that, unless there is an effective registration statement covering sale and distribution of the Foreman Shares, the certificates representing the Foreman Shares shall bear a legend to substantially the following effect:

            "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR WITH ANY STATE SECURITIES COMMISSION, AND MAY NOT BE TRANSFERRED DISPOSED OF BY THE HOLDER IN THE ABSENCE OF A REGISTRATION STATEMENT WHICH IS EFFECTIVE UNDER THE SECURITIES ACT AND APPLICABLE STATE LAWS AND RULES, UNLESS, IMMEDIATELY PRIOR TO THE TIME SET FOR TRANSFER, THE HOLDER PROVIDES A REASONABLY ACCEPTABLE LEGAL OPINION TO THE COMPANY THAT SUCH TRANSFER MAY BE EFFECTED WITHOUT VIOLATION OF THE SECURITIES ACT AND OTHER APPLICABLE STATE LAWS AND RULES."

            In addition, each of GF and GFPI agrees that the Company may place stop transfer orders with its transfer agent with respect to such certificates in order to implement the restrictions on transfer set forth in this Agreement. The appropriate portion of the legend and the stop transfer orders will be removed promptly upon delivery to the Company of such satisfactory evidence as reasonably may be required by the Company that such legend or stop orders are not required to ensure compliance with the Securities Act.

         (g) Restrictions on Short Sales. Each of GF and GFPI represents, warrants and covenants that neither GF nor GFPI nor any Affiliate of either which (x) has knowledge of the transactions contemplated hereby, (y) has or shares discretion relating to any of their investments or trading or information concerning any of their investments, including in respect of the Foreman Shares, or (z) is subject to review or input by either of them concerning such

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Affiliate's investments or trading, has engaged in or will engage in, directly or indirectly, (i) any "short sales" (as such term is defined in Rule 3b-3 promulgated under the Exchange Act) of the Common Stock, including, without limitation, the maintaining of any short position with respect to, establishing or maintaining a "put equivalent position" (within the meaning of Rule 16a-1(h) under the Exchange Act) with respect to, entering into any swap, derivative transaction or other arrangement (whether any such transaction is to be settled by delivery of Common Stock, other securities, cash or other consideration) that transfers to another, in whole or in part, any economic consequences or ownership, or otherwise dispose of, any of the Foreman Shares by either of them or (ii) any hedging transaction which establishes a net short position with respect to the Foreman Shares.

         (h) Assignment Agreement Representations. All representations and warranties of Foreman set forth in the Assignment Agreement are true and correct and are incorporated by reference herein to the same extent as if set forth fully herein. Notwithstanding anything in the previous sentence to the contrary, except for the remedies specified in Paragraph 9 of that certain services agreement, dated as of the date hereof, by and between the Company and GFPI f/s/o GF, the indemnification provided for in Paragraph 8(c) of the Assignment Agreement shall be the sole and exclusive remedy of the Company and GFV for any loss, damage and expense, including attorneys' fees and costs, arising out of any claims, demands, actions, suits or prosecutions that may be instituted against the Company or GFV by reason of any claim of any material breach or alleged breach by one or both of GF and GFPI of any of their warranties, representations or agreements set forth in the Assignment Agreement.

      5. GOVERNANCE. Upon the execution and delivery by the parties hereto of this Agreement, the Assignment Agreement, the Subscription Agreement and the Operating Agreement:

         (a) The Board of Directors of the Company (the "Board of Directors" or the "Board") shall consist of six (6) directors. The individuals serving as directors of the Company immediately prior to the consummation of the transactions contemplated hereby shall be entitled to designate two (2) individuals to serve on the Board of Directors (each, a "Director Designee", and together, the "Director Designees"), and each of GF and GFPI will use commercially reasonable best efforts to cause each such Director Designee to be elected or appointed to the Board (including, without limitation, by casting a vote in favor of the election or appointment of each such Director Designee, but without any requirement that Foreman or GFP either (x) convert his or its respective Membership Interest into Common Stock or (y) expend any monies, whether on the solicitation of third parties or otherwise), to serve until the next annual meeting of the stockholders of the Company and until their successors have been duly elected and qualified or until their earlier death, resignation or removal. In the event of the death, resignation or removal of a Director Designee, the remaining Director Designee shall be entitled to designate a substitute person to be appointed to the Board, which person shall thereafter be a Director Designee.

         (b) The two Director Designees and the two Directors elected by the holders of the Series A Preferred Stock pursuant to Section 5(c) of the Certificate of Designations (together, the "Preferred Directors") shall jointly designate two (2) individuals to serve on the Board of Directors (each, a "Mutual Designee", and together, the "Mutual Designees"), and each of the Company, GF and GFPI will use commercially reasonable best efforts to cause each such Mutual Designee to be elected or appointed to the Board (including, without limitation, by casting a vote in favor of the election or appointment of each such Director Designee, but without any requirement that Foreman or GFP either (x) convert his or its respective Membership Interest into Common Stock or (y) expend any monies, whether on the solicitation of third parties or otherwise), to serve until the next annual meeting of the stockholders of the Company and until their successors have been duly elected and qualified or until their earlier death, resignation or removal. In the event of the death, resignation or removal of a Mutual Designee, the Director Designees and the Preferred Directors shall designate a substitute person to be appointed to the Board, which person shall thereafter be a Mutual Designee.

         (c) Without first obtaining the affirmative vote or written consent of at least five (5) members of the Board, the Company shall not:

             (i) Effect any merger, consolidation, combination, or any other comparable transaction of the Company with or into any other entity, or any sale, transfer, encumbrance or other disposition of a significant (as such term is defined in the context of "significant subsidiary" in Rule 1-01(w) of Regulation S-X) portion of the assets of the Company;

             (ii) Incur indebtedness (other than Permitted Indebtedness) that, together with any other indebtedness of the Company (other than Permitted Indebtedness), would cause the aggregate debt of the Company to exceed the greatest of (x) $2,000,000, (y) 20% of the Capitalization of the Company or
(z) five times the greater of the annual net income of the Company or the annual net income of GFV as reflected on the audited income statement of the Company or GFV, as the case may be, for its most recently concluded fiscal year;

             (iii) Issue any additional shares of Common Stock (including shares of Common Stock received by the Company upon exchange of Membership Interests) (or any securities convertible into or exchangeable for shares of Common Stock, whether in the form of stock options, warrants, convertible debt or otherwise), other than the issuance of (x) up to 200,000 shares of Common Stock to Richard Huffsmith, Efrem Gerszberg and/or Jeremy Anderson upon the exercise of options to purchase Common Stock and (y) shares of Common Stock upon the exercise of rights of the holders of securities convertible into or exchangeable for shares of Common Stock that were outstanding on the date hereof or were approved pursuant to this Section 5(c)(iii);

             (iv) Enter into, materially amend, or vote not to extend the term of any employment agreement or comparable arrangements in respect of (a) any executive officer (as defined in Rule 3b-7 promulgated under the Exchange Act) of the Company, (b) the heads of sales and marketing of the Company, or (c) any person that is a member of the immediate family (as such term is defined in Item 404 of Regulation S-K under the Securities Act) of Seymour Holtzman, GF, or any director or executive officer of the Company (provided that the terms of any extension shall remain within the discretion of the Board or the Compensation Committee thereof); or

             (v) Enter into any transaction that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Securities Act.

         (d) The Company shall not enter into or materially amend any contract, agreement or other arrangement relating to the use of the Foreman Assets with an entity other than a Controlled Entity, unless the subject matter of such contract, agreement, arrangement or amendment has been approved by at least five (5) members of the Board pursuant to either an affirmative vote or written consent.

         (e) Foreman shall be entitled to designate a representative (the "Foreman Observer") to attend all meetings of, and participate in discussions of matters brought to, the Board, in a nonvoting observer capacity so long as such Foreman Observer agrees in writing to be bound by all confidentiality and other similar obligations of a member of the Board, and, in this respect, the Company shall give the Foreman Observer, concurrently with the members of the Board, copies of all notices, agendas, minutes, consents and other materials that the Company provides to its directors; provided, however, that in no event shall the failure to provide the notice described above invalidate in any way any action taken at a meeting or taken by written consent of the Board, and provided further that the Company may take reasonable steps to ensure the preservation of any legal privilege applicable to the proceedings of the Board.

      6. STOCKHOLDER RIGHTS AND RESTRICTIONS.

         (a) Right of First Offer. Subject to the terms and conditions contained in this Section 6, the Company hereby grants to Foreman and Foreman's Permitted Transferees to whom he has transferred Foreman Securities the right of first offer to purchase Foreman's Pro Rata Portion of any New Securities (as defined in Section 6(b)) which the Company may, from time to time, propose to sell and issue. Foreman's "Pro Rata Portion" for purposes of this Section 6 is the ratio that (i) the sum of the number of shares of the Common Stock then held by Foreman and the number of shares of the Common Stock then issuable upon conversion of outstanding securities convertible into or exercisable or exchangeable for Common Stock (including the Foreman Interests and shares of preferred stock) then held by Foreman bears to (ii) the sum of the total number of shares of the Common Stock then outstanding and the number of shares of Common Stock then issuable upon conversion of all outstanding securities convertible into or exercisable or exchangeable for Common Stock.

         (b) Definition of New Securities. Except as set forth below, "New Securities" shall mean any shares of capital stock of the Company, including Common Stock and preferred stock, whether authorized or not, and rights, options or warrants to purchase said shares of Common Stock or preferred stock, and securities of any type whatsoever that are, or may become, convertible or exercisable into said shares of Common Stock or preferred stock. Notwithstanding the foregoing, "New Securities" does not include (i) securities offered to the public generally pursuant to a registration statement effective under the Securities Act; (ii) securities issued pursuant to the acquisition of another business entity by the Company by merger, purchase of all or substantially all of the assets or shares of such other business entity or other similar transaction after which the Company or its stockholders own not less than a majority of the voting power of the surviving or successor business; (iii) any shares of Common Stock or options to purchase Common Stock (including any shares of Common Stock issued upon exercise of any such options) issued pursuant to any stock option, incentive or similar plan of the Company or otherwise to any employee, officer or director of, or consultant to, the Company; (iv) any shares of Common Stock issued to any lender, customer or vendor of the Company, provided that any such transaction or arrangement has been approved by the Board of Directors; or (v) securities issued in connection with any stock split, stock dividend, recapitalization or similar transaction by the Company.

         (c) Notice of Right. In the event the Company proposes to undertake an issuance of New Securities, it shall give Foreman written notice of its intention, describing the type of New Securities and the price and general terms upon which the Company proposes to issue the same. Foreman shall have fifteen (15) days following his or its deemed receipt of any such notice to agree to purchase some or all of the shares of such New Securities (up to the amount referred to in Section 6(a)), for the price and upon the terms specified in the notice, by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

         (d) Exercise of Right. If Foreman exercises his or its right of first offer hereunder, the closing of the purchase of the New Securities by Foreman with respect to which such right has been exercised shall take place within ninety (90) days after Foreman gives notice of such exercise, which period of time shall be extended in order to comply with applicable laws and regulations. Upon exercise of such right of first offer, the Company and Foreman shall be legally obligated to consummate the purchase contemplated thereby and shall use all reasonable efforts to secure any approvals required in connection therewith.

      7. WITHHOLDING. Except as otherwise required by law, the Company shall not withhold any amounts for taxes or other liabilities with respect to any exchange of Membership Interests by Foreman in accordance with the provisions of Section 2. Foreman hereby agrees to reimburse the Company for all claims, losses, liabilities, penalties and the like (including fees and expenses) incurred by the Company arising out of or relating to the failure or alleged failure of Company to satisfy any such taxes or liabilities.

      8. MISCELLANEOUS.

         (a) Successors and Assigns; Assignment. The terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other party.

         (b) Governing Law; Arbitration. This Agreement will be governed by and construed and enforced under the internal laws of the State of New York, without reference to principles of conflict of laws or choice of laws. Any controversy or claim arising under, out of, or in relation to this Agreement or any breach or alleged breach hereof, shall be determined and settled by arbitration, pursuant to the rules then obtaining of the American Arbitration Association (the "AAA"), and the procedures set forth herein. In the event of an inconsistency between the rules of the AAA and the procedures set forth herein, the procedures set forth herein shall control. The location of the arbitration shall be in New York, New York. The arbitration shall be conducted by a panel of three (3) neutral arbitrators who are independent and disinterested with respect to the parties, the Agreement, and the outcome of the arbitration. The parties shall first attempt to select mutually the three (3) arbitrators. If no agreement can be reached by the parties within thirty (30) days of the filing of the demand for arbitration, then each party shall select one (1) arbitrator and the two (2) arbitrators thus selected shall then select the third arbitrator. If any vacancy occurs in the board of arbitrators appointed hereunder by reason of death, resignation, refusal to act, physical incapacity or otherwise, a new arbitrator shall be appointed in the same manner and by the same party or arbitrators, as applicable, by whom the previous incumbent was appointed. The arbitrators shall be instructed and directed to assume case management initiative and control over the arbitration process (including, without limitation, scheduling of events, prehearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the dispute. Each party shall bear its own expenses in connection with the arbitration, and shall share equally in the payment of the arbitrators' fees as and when billed by the arbitrators, unless the arbitrators rule otherwise. Such determination by the two (2) of the three (3) arbitrators shall be final, binding and conclusive upon the parties hereto and shall be rendered in such form that it may be judicially confirmed under the laws of the State of New York. The parties hereto expressly consent to the exclusive jurisdiction of the courts in New York County to enforce any award of the arbitrators.

         (c) Survival. The representations, warranties and agreements of the Company and Foreman contained in Sections 3 and 4, respectively, of this Agreement shall survive the consummation of the transactions contemplated hereby.

         (d) Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Signed facsimile copies of this Agreement will legally bind the parties to the same extent as original documents.

         (e) Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules will, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by reference. (f) Notices. Any notices and other communications required or permitted under this Agreement shall be in writing and shall be delivered (i) personally by hand or by courier, (ii) mailed by United States first-class mail, postage prepaid or
(iii) sent by facsimile directed (x) if to Foreman, at Foreman's address or facsimile number set forth below, or at such address or facsimile number as Foreman may designate by giving at least ten (10) days' advance written notice to the Company or (y) if to the Company, to its address or facsimile number set forth below, or at such other address or facsimile number as the Company may designate by giving at least ten (10) days' advance written notice to Foreman. All such notices and other communications shall be deemed given upon
(i) receipt or refusal of receipt, if delivered personally, (ii) three (3) days after being placed in the mail, if mailed, or (iii) confirmation of facsimile transfer, if faxed.

      The address of Foreman for the purpose of this Section 8(f) is as follows:

                  George Foreman
                  George Foreman Productions, Inc.
                  [ADDRESS]
                  Facsimile:

                  with a copy to:

                  Kirkpatrick & Lockhart Nicholson Graham LLP
                  2828 North Harwood Street, Suite 1800
                  Dallas, Texas  75201
                  Attention: Robert E. Wolin, Esq.
                  Facsimile:  (214) 939-4949

      The address of the Company for the purpose of this Section 8(f) is as follows:

                  MM Companies, Inc.
                  100 N. Wilkes-Barre Blvd., 4th Floor
                  Wilkes-Barre, Pennsylvania  18702
                  Attention:  President
                  Facsimile:

                  with a copy to:

                  Kramer Levin Naftalis & Frankel LLP
                  1177 Avenue of the Americas
                  New York, New York  10036
                  Attention: Peter G. Smith, Esq.
                  Facsimile: (212) 715-8000

         (g) Amendments and Waivers. This Agreement may be amended and the observance of any term of this Agreement may be waived only with the written consent of the Company and Foreman. Any amendment effected in accordance with this Section 8(g) will be binding upon the Company, Foreman and their respective successors and assigns.

         (h) Severability. If any provision of this Agreement is held to be unenforceable under applicable law, such provision will be excluded from this Agreement and the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.

         (i) Entire Agreement. This Agreement, together with the Assignment Agreement, the Subscription Agreement, the Operating Agreement, and that certain registration rights agreement, dated as of the date hereof, by and among the Company and Foreman, and all exhibits and schedules hereto and thereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties with respect to the subject matter hereof.

         (j) Further Assurances. From and after the date of this Agreement, upon the request of the Company or Foreman, the Company and Foreman will execute and deliver such instruments, documents or other writings, and take such other actions, as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

         (k) Negotiated Agreement. Each of the Company, GFV, GF and GFPI acknowledges that he or it has been advised and represented by counsel in the negotiation, execution and delivery of this Agreement and accordingly agrees that if an ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any party because such party or such party's representatives drafted such provision.

         (l) Meaning of Include and Including. Whenever in this Agreement the word "include" or "including" is used, it shall be deemed to mean "include, without limitation" or "including, without limitation," as the case may be, and the language following "include" or "including" shall not be deemed to set forth an exhaustive list.

         (m) Equitable Remedies. Notwithstanding the provisions of Section 8(b) hereof, in the event of (x) a breach of this Agreement or (y) a failure of a party to perform any of its or his obligations under this Agreement, and, in either case, money damages would not be adequate compensation for the damages that the other party would suffer by reason of such breach or failure, each party hereto agrees that, in addition to and without limiting any other remedy or right such party may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. In the event of any controversy or claim arising out of or relating to any such breach or failure, each of the parties hereto irrevocably (a) submits to the non-exclusive jurisdiction of any New York state court sitting in the County of New York or any federal court sitting in U.S. District Court for the Southern District of the State of New York, (b) waives any objection which such party may have at any time to the laying of venue of any action or proceeding brought in any such court and
(c) waives any claim that such action or proceeding has been brought in an inconvenient forum.

                 [Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement as of the date and year first above written.


                                    MM COMPANIES, INC.


                                    By:__________________________________
                                       Name:  Efrem Gerszberg
                                       Title: President


                                    GEORGE FOREMAN VENTURES LLC

                                    By: MM Companies, its Managing Member


                                    By:_________________________________
                                       Name:  Efrem Gerszberg
                                       Title: President


                                    GEORGE FOREMAN


                                    ____________________________________
                                    George Foreman


                                    GEORGE FOREMAN PRODUCTIONS, INC.


                                    By:_________________________________
                                       Name:
                                       Title:

Exhibit A - Form of Assignment Agreement
---------   ----------------------------

Exhibit B - Form of Subscription Agreement
---------   ------------------------------